EXHIBIT 23.1

                                                             SF Partnership, LLP
                                                           Chartered Accountants

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
CONSORTEUM HOLDINGS, INC.

     We consent to the use of our report dated September 29, 2009, with respect to the balance sheets of Consorteum Holdings Inc., (formerly known as Implex Corporation) as of June 30, 2009 and 2008, and the related statements of operations and comprehensive loss, stockholders' deficit and cash flows for each of the two years in the period ended June 30, 2009 and 2008, and the period from November 7, 2005 (date of inception) through June 30, 2009, incorporated herein by reference.


                                         /s/ SF Partnership, LLP


Toronto, Canada                          CHARTERED ACCOUNTANTS
December 18, 2009